Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 25, 2019. GS Finance Corp. $ Leveraged Buffered Basket-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be June 3, 2021) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (36% weighting), TOPIX (27% weighting), the FTSE® 100 Index (19% weighting), the Swiss Market Index (10% weighting) and the S&P/ASX 200 Index (8% weighting) as measured from the trade date (expected to be November 25, 2019) to each of the averaging dates (expected to be May 21, 25, 26, 27 and 28, 2021). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket index, of: (i) its final index level, which is the arithmetic average of the closing levels of the index on each of the averaging dates, divided by its initial index level (set on the trade date) multiplied by (ii) the applicable initial weighted value for the basket index. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of 2.5 times the basket return, subject to the maximum settlement amount of $1,220 for each $1,000 face amount of your notes. If the final basket level declines by up to 10% from the initial basket level, you will receive the face amount of your notes.

If the final basket level declines by more than 10% from the initial basket level, the return on your notes will be negative and you will lose approximately 1.1111% of the face amount of your notes for every 1% that the final index level has declined below 90% of the initial index level. See page PS-6. You could lose a significant portion of the face amount of your notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●

if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2.5 times (c) the basket return, subject to the maximum settlement amount;

●	if the basket return is zero or negative but not below -10% (the final basket level is equal to or less than the initial basket level but not by more than 10%), $1,000; or
●

if the basket return is negative and is below -10% (the final basket level is less than the initial basket level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate of approximately 111.11% (see page PS-6) times (b) the sum of the basket return plus 10% times (c) $1,000. You will receive less than the face amount of your notes.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket indices with lesser weights.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $960 and $990 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be November 29, 2019	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-7 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.           dated         , 2019.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $960 and $990 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $       per $1,000 face amount).

Prior to              , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through               ). On and after              , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Product supplement no. 1,738 dated July 10, 2017

●General terms supplement no. 1,734 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

   We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, and references to the “accompanying product supplement no. 1,738” mean the accompanying product supplement no. 1,738, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 1,738 and “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,734. Please note that certain features, as noted below, described in the accompanying product supplement no. 1,738 and general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1,738 or the accompanying general terms supplement no. 1,734.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Basket underliers: the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as sponsored and maintained by STOXX Limited (“STOXX”); TOPIX (Bloomberg symbol, “TPX Index”), as published by the Tokyo Stock Exchange, Inc. (“TSE”); the FTSE® 100 Index (Bloomberg symbol, “UKX Index”), as published by FTSE Russell (“FTSE”); the Swiss Market Index (Bloomberg symbol, “SMI Index”), as published by SIX Group Ltd. (“SIX Group”); and the S&P/ASX 200 Index (Bloomberg symbol, “AS51 Index”), as published by S&P Dow Jones Indices LLC (“S&P”); see “The Basket and the Basket Underliers” on page PS-20

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 1,738:

•	type of notes: notes linked to basket of underliers
•	exchange rates: not applicable
•	buffer level: yes, as described below
•	cap level: yes, as described below
•	averaging dates: yes, as described below
•	interest: not applicable
•	redemption right or price dependent redemption right: not applicable

Face amount: each note will have a face amount of $1,000; $           in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-17 of this pricing supplement

Supplemental discussion of federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;
●

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return;

●	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or
●

if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
EURO STOXX 50® Index	36%
TOPIX	27%
FTSE® 100 Index	19%
Swiss Market Index	10%

S&P/ASX 200 Index	8%

Initial EURO STOXX 50® Index level (set on the trade date):

Initial TOPIX level (set on the trade date):

Initial FTSE® 100 Index level (set on the trade date):

Initial Swiss Market Index level (set on the trade date):

Initial S&P/ASX 200 Index level (set on the trade date):

Final EURO STOXX 50® Index level: the arithmetic average of the closing levels of such basket underlier on each of the averaging dates, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Final TOPIX level: the arithmetic average of the closing levels of such basket underlier on each of the averaging dates, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Final FTSE® 100 Index level: the arithmetic average of the closing levels of such basket underlier on each of the averaging dates, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Final Swiss Market Index level: the arithmetic average of the closing levels of such basket underlier on each of the averaging dates, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Final S&P/ASX 200 Index level: the arithmetic average of the closing levels of such basket underlier on each of the averaging dates, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Final basket level: the sum of the following: (1) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (2) the final TOPIX level divided by the initial TOPIX level, multiplied by the initial weighted value of TOPIX plus (3) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (4) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index plus (5) the final Swiss Market Index level divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Upside participation rate: 250%

Cap level: 108.8% of the initial basket level

Maximum settlement amount: $1,220

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Buffer level: 90% of the initial basket level

Buffer amount: 10%

Trade date: expected to be November 25, 2019

Original issue date (settlement date) (set on the trade date): expected to be November 29, 2019

Stated maturity date (set on the trade date): expected to be June 3, 2021, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734

Determination date (set on the trade date): the final averaging date, expected to be May 28, 2021, subject to adjustment as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-17 of the accompanying general terms supplement no. 1,734

Averaging dates (set on the trade date): expected to be May 21, 2021, May 25, 2021, May 26, 2021, May 27, 2021 and May 28, 2021, each subject to postponement as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-18 of the accompanying general terms supplement no. 1,734

Consequences of a market disruption event or a non-trading day:  If a market disruption event with respect to any basket underlier occurs or is continuing on a day that would otherwise be any averaging date, or if such day is not a trading day, then such averaging date and each succeeding averaging date, if applicable, will be postponed as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-18 of the accompanying general terms supplement no. 1,734. As a result of any of the foregoing, the stated maturity date for your notes may also be postponed, as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734. If any averaging date is postponed due to a market disruption event or non-trading day with respect to one or more of the basket underliers, the closing level of each basket underlier for the postponed averaging date will be (i) if such basket underlier is not affected by the market disruption event or non-trading day, the closing level of such basket underlier on the originally scheduled averaging date, (ii) if such basket underlier is affected by the market disruption event or non-trading day, the closing level of such basket underlier on the first trading day following the originally scheduled averaging date on which no market disruption event exists for that basket underlier, and (iii) if such basket underlier is affected by the market disruption event or non-trading day and a market disruption event or non-trading day continues through the last possible postponed averaging date, the calculation agent’s assessment, made in its sole discretion, of the closing level of such basket underlier on the last possible postponed averaging date. As a result, the closing level of differing basket underliers could be determined on different calendar dates. For the avoidance of doubt, once the closing level for one or more basket underliers is determined for an averaging date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 1,734

Business day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,734

Trading day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734

Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 1,738

ERISA: as described under “Employee Retirement Income Security Act” on page S-48 of the accompanying product supplement no. 1,738

Supplemental plan of distribution; conflicts of interest: as described under “Supplemental Plan of Distribution” on page S-49 of the accompanying product supplement no. 1,738 and “Plan of Distribution – Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      .

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of       % of the face amount. GS&Co. will pay a fee of     % from the concession to Axio Financial LLC in connection with its marketing efforts related to the offered notes. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the notes against payment therefor in New York, New York on November 29, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent: GS&Co.

CUSIP no.: 40056XRN8

ISIN no.: US40056XRN83

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the averaging dates could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the basket level will be on the averaging dates. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	250%
Initial basket level	100
Cap level	108.8% of the initial basket level
Maximum settlement amount	$1,220
Buffer level	90% of the initial basket level
Buffer rate	approximately 111.11%
Buffer amount	10%
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on any of the originally scheduled averaging dates
No change in or affecting any of the basket underliers or the methods by which any of the basket underlier sponsors calculates the basket underliers
Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial EURO STOXX 50® Index level, the initial TOPIX level, the initial FTSE® 100 Index level, the initial Swiss Market Index level or the initial S&P/ASX 200 Index level that will serve as the baselines for determining the basket return and the amount, if any, that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial EURO STOXX 50® Index level, the initial TOPIX level, the initial FTSE® 100 Index level, the initial Swiss Market Index level and the initial S&P/ASX 200 Index level may differ substantially from the current level of such basket underlier prior to the trade date. They may also differ substantially from the level of such basket underlier at the time you purchase your notes.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement. For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount
(as Percentage of Face Amount)
175.000%	122.000%
150.000%	122.000%
110.000%	122.000%
108.800%	122.000%
105.000%	112.500%
101.000%	102.500%
100.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 175.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 122.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 108.800% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes

(the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 108.800% (the section right of the 108.800% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final levels for each basket underlier, in each case expressed as a percentage of its initial level. The amounts in Column B represent the applicable initial weighted value for each basket underlier, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	110.00%	36.00	39.60
TOPIX	110.00%	27.00	29.70
FTSE® 100 Index	110.00%	19.00	20.90
Swiss Market Index	110.00%	10.00	11.00
S&P/ASX 200 Index	110.00%	8.00	8.80
		Final Basket Level:	110.00
		Basket Return:	10.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 110.00, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,220 for each $1,000 face amount of your notes (i.e. 122% of each $1,000 face amount of your notes).

Example 2: The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	101.00%	36.00	36.36
TOPIX	101.00%	27.00	27.27
FTSE® 100 Index	101.00%	19.00	19.19
Swiss Market Index	101.00%	10.00	10.10
S&P/ASX 200 Index	101.00%	8.00	8.08
		Final Basket Level:	101.00
		Basket Return:	1.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 101.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 250% × 1.00%) = $1,025

Example 3: The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	95.00%	36.00	34.20
TOPIX	95.00%	27.00	25.65
FTSE® 100 Index	95.00%	19.00	18.05
Swiss Market Index	95.00%	10.00	9.50
S&P/ASX 200 Index	95.00%	8.00	7.60
		Final Basket Level:	95.00
		Basket Return:	-5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 95.00 is greater than the buffer level of 90% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 4: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	50.00%	36.00	18.00
TOPIX	100.00%	27.00	27.00
FTSE® 100 Index	100.00%	19.00	19.00
Swiss Market Index	110.00%	10.00	11.00
S&P/ASX 200 Index	110.00%	8.00	8.80
		Final Basket Level:	83.80
		Basket Return:	-16.20%

In this example, the hypothetical final level of the EURO STOXX 50® Index is less than its initial level, while the hypothetical final levels of TOPIX and the FTSE® 100 Index are equal to their applicable initial levels and the hypothetical final levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than 100.00 even though TOPIX and the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 83.80 is less than the buffer level of 90% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 111.11% × (-16.20% + 10%)) = $931.11

Example 5: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	50.00%	36.00	18.00
TOPIX	60.00%	27.00	16.20
FTSE® 100 Index	50.00%	19.00	9.50
Swiss Market Index	60.00%	10.00	6.00
S&P/ASX 200 Index	50.00%	8.00	4.00
		Final Basket Level:	53.70
		Basket Return:	-46.30%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 53.70 is less than the buffer level of 90% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 111.11% × (-46.30% + 10%)) = $596.67

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive, if any, on the stated maturity date and the rate of return on the offered notes will depend on the initial level of each basket underlier, which we will set on the trade date, and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1,738. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,738. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1,738.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Cash Settlement Amount on Your Notes Is Linked to the Closing Level of Each Basket Underlier on Five Averaging Dates

The final basket level will be based on the arithmetic average of the closing levels of the basket underliers on each of the five averaging dates (each of which is subject to postponement in the case of market disruption events or non-trading days), and therefore not the simple performance of the basket underliers over the life of the notes. For example, if the closing levels of the basket underliers dramatically increased on the last averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing levels of the basket underliers on that last averaging date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the basket underliers as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the buffer rate times (ii) the sum of the basket return plus the buffer amount times (iii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level, which will be set on the trade date. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket underliers.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even a small decrease in the more heavily weighted basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights of a holder of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to basket underliers, which are each comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-

source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any of the stocks included in the basket underliers during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of five basket underliers with the following initial weights within the basket: the EURO STOXX 50® Index (36% weighting), TOPIX (27% weighting), the FTSE® 100 Index (19% weighting), the Swiss Market Index (10% weighting) and the S&P/ASX 200 Index (8% weighting).

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The top ten constituent stocks of the EURO STOXX 50® Index as of November 12, 2019, by weight, are: SAP SE (5.05%), Total S.A. (5.00%), LVMH Moët Hennessy Louis Vuitton SE (4.05%), ASML Holding N.V. (3.90%), LINDE PLC (3.87%), Sanofi (3.57%), Allianz SE (3.49%), Siemens (3.43%), Unilever N.V. (2.95%) and Airbus SE (2.90%); constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.

As of November 12, 2019, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (3.86%), Banks (9.66%), Chemicals (8.43%), Construction & Materials (3.11%), Food & Beverage (4.07%), Health Care (9.65%), Industrial Goods & Services (11.42%), Insurance (6.84%), Media (0.82%), Oil & Gas (6.32%), Personal & Household Goods (11.28%), Retail (3.64%), Technology (10.77%), Financial Services (0.097%), Telecommunications (4.19%), and Utilities (4.97%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of November 12, 2019, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (2.27%), Finland (0.68%), France (38.77%), Germany (32.72%), Ireland (1.00%), Italy (4.86%), Netherlands (10.79%) and Spain (8.91%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.

The above information supplements the description of the EURO STOXX 50® Index found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor's website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the EURO STOXX 50® Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-75 of the accompanying general terms supplement no. 1,734.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

TOPIX

TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TOPIX is calculated and published by TSE. Additional information about TOPIX is available on the following website: tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

TOPIX

Basket Underlier Stock Weighting by Sector as of November 12, 2019

Sector:*	Percentage (%)**
Air Transportation	0.52%
Banks	5.92%
Chemicals	7.24%
Construction	8.42%
Electric Appliances	2.84%
Electric Power and Gas	14.06%
Fishery, Agriculture and Forestry	1.56%
Foods	0.10%
Glass and Ceramics Products	3.96%
Information & Communication	0.86%
Insurance	2.3%
Iron and Steel	0.78%
Land Transportation	4.55%
Machinery	5.17%
Marine Transportation	0.18%
Metal Products	0.61%
Mining	0.28%
Nonferrous Metals	0.77%
Oil and Coal Products	0.53%
Other Financing Business	1.15%
Other Products	2.30%
Pharmaceutical	5.73%
Precision Instruments	2.29%
Pulp and Paper	0.25%
Real Estate	2.41%
Retail Trade	4.76%
Rubber Products	0.79%
Securities and Commodities Futures	0.80%
Services	5.04%
Textiles and Apparels	0.61%
Transportation Equipment	8.06%
Warehousing and Harbor Transportation Service	0.19%
Other Products	4.98%
Pharmaceutical	0.52%
Precision Instruments	5.92%
Pulp and Paper	7.24%
Real Estate	8.42%
Retail Trade	2.84%

Rubber Products	14.06%
Securities and Commodities Futures	1.56%
Services	0.10%
Textiles and Apparels	3.96%
Transportation Equipment	0.86%
Warehousing and Harbor Transportation Service	2.3%
Wholesale Trade	0.78%

*    Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**    Information provided by TSE. Percentages may not sum to 100% due to rounding.

The above information supplements the description of TOPIX found in the accompanying general terms supplement no. 1,734. For more details about TOPIX, the basket underlier sponsor and the license agreement between the basket underlier sponsor and the issuer, see “The Underliers — TOPIX” on page S-82 of the accompanying general terms supplement no. 1,734.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.

The FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The FTSE® 100 Index is sponsored, calculated, published and disseminated by FTSE Russell, a company owned by the London Stock Exchange Group companies that we refer to as FTSE. The FTSE® 100 Index was first launched with a base level of 1,000 as of December 30, 1983. Additional information on the FTSE® 100 Index is available from the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

FTSE divides the 100 companies included in the FTSE® 100 Index into 10 Industry Classification Benchmark (ICB) industries: Oil & Gas, Basic Materials, Industrials, Consumer Goods, Health Care, Consumer Services, Telecommunications, Utilities, Financials and Technology. FTSE Russell has announced structural updates to the ICB, expected to be effective July 1, 2019. FTSE Russell expects to add an 11th industry, Real Estate, to the ICB, expand and reorganize the current Telecommunications industry, reorganize the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and rename the Oil & Gas industry to the Energy industry. The Real Estate industry is expected to contain the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they will remain in the Financials industry. The Telecommunications industry is expected to be expanded via the addition of companies from the current Technology industry and the current Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which will include Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which will be grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are expected to be a blend of the existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry shifting to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry shifting to the new Consumer Discretionary industry.

FTSE® 100 Index Index Stock Weighting by Sector as of November 12, 2019ǂ

Sector:*	Percentage (%)**
Oil & Gas	21.34%
Basic Materials	15.69%
Industrials	15.64%
Consumer Goods	10.85%
Health Care	10.78%
Consumer Services	9.71%
Telecommunications	8.84%
Utilities	3.33%
Financials	3.24%
Technology	0.58%

ǂ As provided by FTSE Russell. Although FTSE Russell has implemented changes to the ICB structure effective as of July 1, 2019, the industries structure above will remain in place for the FTSE® 100 Index until the semi-annual review in September 2020. The aforementioned changes (which are not reflected above) include the addition of an 11th industry, Real Estate, to the ICB, an expansion and reorganization of the current Telecommunications industry, a reorganization of the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and the renaming of the Oil & Gas industry to the Energy industry. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The Telecommunications industry was expanded via the addition of companies from the Technology industry and the Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry shifting to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry shifting to the new Consumer Discretionary industry.

* Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**    Information provided by FTSE. Percentages may not sum to 100% due to rounding.

The top ten constituent stocks of the FTSE® 100 Index as of November 12, 2019, by weight, are: HSBC Holdings PLC (6.45%); BP PLC (5.52%); Royal Dutch Shell PLC (5.44%);  AstraZeneca PLC (5.17%); Royal Dutch Shell PLC Class B (4.73%); GlaxoSmithKline PLC (4.59%); Diageo PLC (3.87%); British American Tobacco PLC (3.61%); Unilever (2.71%) and Rio Tinto PLC (2.47%).

In addition to the eligibility criteria discussed under “The Underliers — FTSE® 100 Index” on page S-69 of the accompanying general terms supplement no. 1,734, in order to be included in the FTSE® 100 Index, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of the FTSE® 100 Index who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the FTSE® 100 Index.

The above information supplements the description of the basket underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor's website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the basket underlier, the basket underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-69 of the accompanying general terms supplement no. 1,734.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE® 100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Swiss Market Index (SMI®)

The SMI®, which we also refer to in this description as the “index”:

•	was first launched with a base level of 1,500 as of June 30, 1988; and
•	is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “Exchange”).

The index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The index represents more than 75% of the free-float market capitalization of the entire Swiss market.

As of November 12, 2019, the top ten constituents of the Swiss Market Index (and their respective weightings in the Swiss Market Index) were: Roche Holding AG (19.505%); Novartis AG (17.76%); Nestle SA (16.61%); Zurich Insurance Group AG (6.01%); UBS Group AG (4.61%); ABB Ltd (4.08%); Compagnie Financiere Richemont SA (3.91%); Credit Suisse Group AG (3.26%); Swiss Re AG (3.23%); and Alcon AG (2.94%).

As of November 12, 2019, the ICB industry sectors in the Swiss Market Index (and their respective weights) were: Basic Materials (7.32%), Consumer Goods (16.61%), Financials (18.85%), Health Care (42.74%), Industrials (8.41%) and Telecommunications (1.35%) (may not sum to 100% due to rounding). The ICB structure was updated effective as of July 1, 2019. While the changes to the ICB structure are effective as of July 1, 2019, the current ICB structure has not yet been implemented by the index sponsor and the sector data reflects the ten ICB industries structure prior to July 1, 2019.The aforementioned changes (which are not reflected above) include the addition of an 11th industry, Real Estate, to the ICB, an expansion and reorganization of the current Telecommunications industry, a reorganization of the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and the renaming of the Oil & Gas industry to the Energy industry. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The Telecommunications industry was expanded via the addition of companies from the Technology industry and the Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry shifting to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry shifting to the new Consumer Discretionary industry. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

SMI® Composition and Selection Criteria

The index is comprised of the 20 highest ranked stocks traded on the SIX Swiss Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the SIX Swiss Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any company that has a primary listing on the SIX Swiss Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•

average free-float market capitalization over the last 12 months (compared to the capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the index), and

•	cumulative on order book turnover over the last 12 months (compared to the total turnover of the Swiss Performance Index).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the index.

The index is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first five trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates March 31, September 30 and December 31.

The 18 securities with the highest rank are selected for inclusion in the index. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the index unless it satisfies an additional liquidity criteria. For this purpose all the components of the Swiss Performance Index are ranked based on their cumulated on order book turnover over the past 12 months relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months and if it ranks 23 or lower it will be automatically excluded from the index (i.e., without considering its free float).

Maintenance of the Index

Constituent Changes. In the case of major market changes as a result of corporate actions, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the index outside of the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the index are no longer fulfilled. As a general rule, extraordinary acceptances into the index take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the 5th trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the index at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the index on the effective date of the delisting. If a delisted company is removed before the ordinary index review, it will be replaced by the best ranked candidate on the selection list which is not yet part of the index in order to maintain 20 components.

Capped Weightings and Intra-Quarter Breaches. The weight of any index constituent that exceeds a weight of 18% within the index is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such constituent’s free float market capitalization. A constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped to 18% as soon as two index constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the index by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.

Number of Shares and Free Float. The securities included in the index are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.

Fundamentally deemed to be shares held in firm hands are shareholdings that have been acquired by one person or a group of persons in companies and that reach or exceed the threshold of 5%. Shares of persons and groups of persons who are subject to a shareholder or lock up agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the Exchange may also use other sources than the reports submitted to it. In particular, the Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating. The Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (”Partizipationsscheine”) and bonus certificates (”Genussscheine”) is taken into full account in calculating the index because it does not confer voting rights.

The number of securities in the index and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the effective date, although the index sponsor reserves the right to take account of recent changes up to five trading days before the effective date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the index, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action. Such an adjustment takes effect after a notification period of two trading days based on the information available.

Calculation of the Index

The index sponsor calculates the index using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market Index = Free Float Market Capitalization of the SMI® / Divisor

The “free float market capitalization of the SMI®” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the Exchange’s electronic order book are used in calculating the index.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the index and is adjusted to reflect changes in market capitalization due to corporate events. The divisor value as of November 12, 2019 is 93,972,904.

Below are common corporate events and their impact on the divisor of the index.

Event	Divisor Change?
Regular cash dividend	No
Share split	No
Rights issue	If the rights issue is used to raise capital, the divisor increases. If the rights issue is used to return capital, the divisor decreases.

Merger & Acquisition activities

Mergers and acquisitions are corporate actions that go along with a change to the ownership structure of one or more companies. This can result in the disappearance of the involved companies and in the creation of a new company (merger) or in the integration of one company into the other (acquisition). Therefore, the corporate action may lead to a new listing or to a delisting which results in an adjustment of the index composition. In both cases a change in the number of shares or the free float factor are to be considered which result in a change of the components weight.

Spinoff

A spinoff takes place if a company divests parts of its business into a new company and lists its shares. The shares of this newly created company are equally distributed to the shareholders of the existing company. Therefore in principle a spinoff is treated like an extraordinary payment. However, there is no market price available at the ex-date of the spinoff. In order to receive such a market price, the company spun off is kept in the index during the ex-date. The opening price will be 0. The instrument is added to the index at the ex-date with a price of 0. The adjustments using the market value are effective the first trading day after the ex-date based on the closing values of the ex-date.

License Agreement between SIX Swiss Exchange and GS Finance Corp.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

•	sponsor, endorse, sell or promote the offered notes.
•	recommend that any person invest in the offered notes or any other securities.
•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.
•	have any responsibility or liability for the administration, management or marketing of the offered notes.
•	consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•	The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;
•	The accuracy, timeliness, and completeness of the SMI® and its data;
•	The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
•	The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

S&P/ASX 200

The S&P/ASX 200, which we also refer to in this description as the “index”:

●	was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and
●	is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial (“S&P”).

The index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange, which we refer to as the ASX, by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the index. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks currently under consideration for merger or acquisition are not eligible for inclusion or promotion to the index.

As of November 12, 2019, the top 10 index stocks by weight were the following: Commonwealth Bank of Australia (7.90%), CSL Ltd. (6.70%), BHP Group Ltd. (6.07%), Westpac Banking Corp. (5.11%), National Australia Bank Ltd. (4.66%), ANZ Banking Group (4.07%), Woolworths Ltd. (2.77%), Wesfarmers Ltd. (2.60%), Macquarie Group Ltd. (2.40%) and Telestra Corporation Ltd. (2.33%).

As of November 12, 2019, the 11 GICS industry sectors represented by the stocks in the index include: Financials (31.07%), Materials (17.32%), Health Care (10.10%), Industrials (8.44%), Real Estate (7.62%), Consumer Discretionary (6.52%), Consumer Staples (5.89%), Energy (5.30%), Communication Services (3.51%), Information Technology (2.40%) and Utilities (1.83%). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P/ASX 200 Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

As of November 12, 2019, the countries of domicile included in the index and their relative weights were: Australia (96.99%), United Kingdom (1.04%), New Zealand (0.96%), Ireland (0.71%), Netherlands (0.19%), United States (0.10%) and Hong Kong (0.01%).

The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Constituent companies for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor, which we refer to as the IWF, are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the index to be reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The index is float-adjusted, meaning that the share counts used in calculating the index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations.

The exclusion is accomplished by calculating an investable weight factor (IWF) for each stock that is included in the index as follows:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 companies of the All Ordinaries index, another member of the S&P/ASX index family.

Index Maintenance

S&P rebalances the index constituents quarterly to ensure adequate market capitalization and liquidity based on the previous six months’ worth of data. The reference date used for the six months worth of trading data is the last Friday of the month prior to the rebalancing, except for the September rebalancing where the reference date for data used is the second to last Friday of August. Quarterly review changes take effect after the market close on the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the index, provided that liquidity hurdles are met. Stocks that fail the relative liquidation criteria are typically removed from the float-adjusted market capitalization rankings.

In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the index, a stock must be ranked 179th or higher, and in order to be deleted from the index, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the index, however, these rules can be by-passed when circumstances warrant.

Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the index only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the index at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares, as at the quarterly rebalancing reference date.

Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the 6-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by 5% or more. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

●	Changes in a company’s shares outstanding of 5% or more due to market-wide shares issuance;
●	Rights issues, bonus issues and other major corporate actions; and
●	Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

Index Calculation

The index is calculated using a base-weighted aggregate methodology. The value of the index on any day for which an index value is published is determined by a fraction, the numerator of which is the sum for all index stocks of the products of the price of each stock in the index times the number of shares of such stock included in the index times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the index from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the index and ensures that the movement of the index does not reflect the corporate actions of the individual companies that comprise the index.

The table below summarizes the types of index adjustments and indicates whether the corporate action will require a divisor adjustment:

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment..
Spin-off

The spin-off is added to the index on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date the spin-off will have the same attributes as its parent company, and will remain in the index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment

Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P/ASX 200 Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P/ASX 200 Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the S&P/ASX 200 Index without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P/ASX 200 Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P/ASX 200 Index following specified guidelines. In the event that the S&P/ASX 200 Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Prices used to calculate the S&P/ASX 200 Index are obtained from IDC and Refinitv. If the relevant exchange suffers a failure or interruption, real-time calculations are halted until the exchange confirms that trading and price dissemination has resumed.

If the interruption is not resolved before the market close and the exchange publishes a list of closing prices, those prices are used to calculate the closing value of the S&P/ASX 200 Index. If no list is published, the last trade for each security before the interruption is used to calculate the closing value of the S&P/ASX 200 Index. If no trades were reported for a security, the previous close adjusted for corporate actions is used for index calculation.

In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P/ASX 200 Index.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

In the event of an unexpected exchange closure, S&P uses the following guidelines:

(i)	If an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday.

(ii)

If a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

License Agreement between S&P Dow Jones Indices LLC and GS Finance Corp.

The “S&P/ASX 200” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and ASX Operations Pty Ltd, and has been licensed for use by GS Finance Corp. (“Licensee”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX 200 is a registered trademark of ASX Operations Pty Ltd. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Licensee.

Licensee’s Product(s) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or ASX Operations Pty Ltd. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd make any representation or warranty, express or implied, to the owners of the Licensee’s Product(s) or any member of the public regarding the advisability of investing in securities generally or in Licensee’s Product(s) particularly or the ability of the S&P/ASX 200 to track general market performance. S&P Dow Jones Indices and ASX Operations Pty Ltd only relationship to Licensee with respect to the S&P/ASX 200 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX 200 is determined, composed and calculated by S&P Dow Jones Indices ASX Operations Pty Ltd. without regard to Licensee or the Licensee’s Product(s). S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation to take the needs of Licensee or the owners of Licensee’s Product(s) into consideration in determining, composing or calculating the S&P/ASX 200. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd. are responsible for and have not participated in the determination of the prices, and amount of Licensee’s Product(s) or the timing of the issuance or sale of Licensee’s Product(s) or in the determination or calculation of the equation by which Licensee’s Product(s) is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation or liability in connection with the administration, marketing or trading of Licensee’s Product(s). There is no assurance that investment products based on the S&P/ASX 200 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE LICENSEE’S PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX OPERATIONS PTY LTD. BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of the EURO STOXX 50® Index, TOPIX, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index from January 1, 2014 through November 21, 2019. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

Historical Performance of TOPIX

Historical Performance of the FTSE® 100 Index

Historical Performance of the Swiss Market Index

Historical Performance of the S&P/ASX 200 Index

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2014 through November 21, 2019 assuming that the basket closing level was 100 on January 1, 2014. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 1, 2014 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Historical Performance of the Basket

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

Page
Summary Information	PS-3
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-15
The Basket and the Basket Underliers	PS-20

Product Supplement No. 1,738 dated July 10, 2017
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
Conflicts of Interest	S-52
General Terms Supplement No. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$

GS Finance Corp.

Leveraged Buffered Basket-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC